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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                       (Amendment No. ______________)*


                            E-Tek Dynamics, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                   Common
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 269-240107
--------------------------------------------------------------------------------
                               (CUSIP Number)


--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                               Page 1 of 6 pages
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The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 2 of 6 pages
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CUSIP No.  269-240107

--------------------------------------------------------------------------------
1.  Names of Reporting Persons.
    I.R.S. Identification Nos. of above persons (entities only).
    Theresa Stone Pan
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

    (a).....

    (b).....
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization               U.S.A
--------------------------------------------------------------------------------

Number of       5.  Sole Voting Power                  10,000,000 .............
Shares Bene-   -----------------------------------------------------------------
ficially        6.  Shared Voting Power                None       .............
Owned by Each  -----------------------------------------------------------------
Reporting       7.  Sole Dispositive Power             10,000,000 .............
Person With:   -----------------------------------------------------------------
                8.  Shared Dispositive Power           None       .............
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person   10,000,000*
    * Excludes 10,000,000 shares held by the J.J. and Theresa Pan Revocable
      Trust.
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (11)             16.3%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)                    IN
--------------------------------------------------------------------------------

                               Page 3 of 6 pages
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Item 1.
        (a)  Name of Issuer                   E-Tek Dynamics, Inc.

        (b)  Address of Issuer's Principal
             Executive Offices                1865 Lundy Ave. San Jose, CA 95131

Item 2.
        (a)  Name of Person Filing:           Theresa Stone Pan

        (b)  Address of Principal Business
             Office or, if none, Residence:   978 Westridge Dr. Milpitas, CA
                                               95035

        (c)  Citizenship:                     U.S.A

        (d)  Title of Class of Securities:    Common

        (e)  CUSIP Number:                    269-240107

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c): Not applicable

                               Page 4 of 6 pages

Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount of beneficially owed:   10,000,000                .
                                         -----------------------------
        (b)  Percent of class:  16.3%  .
                              ---------
        (c)  Number of shares as to which the person has:

             (i)   Sole power to vote or to direct the vote      10,000,000   .
                                                           -------------------

             (ii)  Shared power to vote or to direct the vote    None         .
                                                             -----------------

             (iii) Sole power to dispose or to direct the disposition of
                     10,000,000   .
                   ---------------

             (iv)  Shared power to dispose or to direct the disposition of
                      None         .
                   ----------------

Item 5.   Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person   None

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
Security Being Reported on By the Parent Holding Company                    N/A

Item 8.   Identification and Classification of Members of the Group         N/A

Item 9.   Notice of Dissolution of Group                                    N/A

Item 10.  Certification


                               Page 5 of 6 pages

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                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.
                                           February 10, 1999
                                         ______________________________________
                                                          Date
                                           /s/ Theresa Stone Pan
                                         ______________________________________
                                                      Signature
                                           Teresa Stone Pan
                                         ______________________________________
                                                      Name/Title



                               Page 6 of 6 pages